UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                  Amendment #1
                    Under the Securities Exchange Act of 1934





                             Intuitive Surgical Inc.
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                                (Name of Issuer)

                     Common Stock, par value $.001 per share
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                         (Title of Class of Securities)

                                    46120E602
                  --------------------------------------------
                                 (CUSIP Number)

                                November 17, 2005
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             (Date of Event Which Requires Filing of this Statement)



             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                  [ ] Rule 13d-1(b)
                  [X] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)


             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.46120E602           SCHEDULE 13G             Page  2  of 5 Pages
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1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            North Sound Capital LLC (1)
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)     [x]
                                                        (b)     [ ]

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3       SEC USE ONLY
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4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
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                        5      SOLE VOTING POWER
                                0
      NUMBER OF         -------------------------------------------------------
        SHARES          6      SHARED VOTING POWER
     BENEFICIALLY               0
       OWNED BY         -------------------------------------------------------
         EACH           7      SOLE DISPOSITIVE POWER
      REPORTING                 0
        PERSON          -------------------------------------------------------
         WITH           8      SHARED DISPOSITIVE POWER
                                0
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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
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10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.00%
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12      TYPE OF REPORTING PERSON*

            OO
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(1) The Reporting Person may be deemed the beneficial owner of the shares in its capacity as the managing member of North Sound Legacy Institutional Fund LLC and the investment advisor of North Sound Legacy International Ltd. (the "Funds"), who are the holders of such shares. As the managing member or investment advisor, respectively, of the Funds, the Reporting Person has voting and investment control with respect to the shares of common stock held by the Funds. The ultimate managing member of North Sound Capital LLC, the Reporting Person, is Thomas McAuley.

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CUSIP No. 46120E602          SCHEDULE 13G              Page   3  of   5  Pages
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Item 1(a).        Name of Issuer:
                  Intuitive Surgical Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  950 Kifer Rd.
                  Sunnyvale, CA 94086


Item 2(a).        Name of Person Filing.
Item 2(b).        Address of Principal Business Office or, if None, Residence.
Item 2(c).        Citizenship.

                  North Sound Capital LLC
                  20 Horseneck Lane
                  Greenwich, CT 06830
                  Delaware limited liability company

Item 2(d).        Title of Class of Securities:
                  Common Stock, par value $.001 per share

Item 2(e).        CUSIP Number:
                  46120E602


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable

Item 4.           Ownership.

                  The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1 as of November 17, 2005:

                  (a) Amount beneficially owned: 0

                  (b) Percent of Class:0.00%

                  (c) Number of shares as to which such person has:

                          (i) sole power to vote or direct the vote:
                                0

                          (ii) shared power to vote or direct the vote:
                                0

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CUSIP No.  46120E602            SCHEDULE 13G            Page   4  of   5  Pages
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                          (iii) sole power to dispose or direct the disposition
                                of: 0

                          (iv) shared power to dispose or direct the
                                disposition of: 0

Item 5.           Ownership of Five Percent or Less of a Class.

                  [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security
                  Being Reported on By the Parent Holding Company.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certification.

                  Certification pursuant to ss.240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 46120E602              SCHEDULE 13G        Page   5  of   5  Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated: November 22, 2005


                                  NORTH SOUND CAPITAL LLC


                                 By:    /s/Thomas McAuley
                                 Name:  Thomas McAuley
                                 Title: Chief Investment Officer